Exhibit 99.1


SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

                                                                    NEWS RELEASE
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CONTACT:    RICHARD E. GATHRIGHT                      KEVIN MCGRATH
            CHAIRMAN AND CHIEF EXECUTIVE OFFICER      CAMERON ASSOCIATES, INC.
            954-308-4200                              212-245-8800


              STREICHER MOBILE FUELING COMPLETES MAJOR REFINANCING

FT. LAUDERDALE, FL, SEPTEMBER 30, 2003 - STREICHER MOBILE FUELING, INC. (NASDAQ:
FUEL and FUELW), a leading outsourcing value-added refueling and fuel management service for vehicle and equipment fleets, announced today that it has refinanced all of its outstanding equipment and subordinated debt in a $6.9 million transaction which will improve cash flow by $2.8 million over the next two years, and makes another $2.9 million immediately available for working capital and expansion.

The Company issued $6.9 million in five-year 10% promissory notes to institutions and other accredited lenders. Principal payments on the notes do not commence until August 28, 2005 with a $2.8 million balloon payment due at maturity on August 28, 2008. The notes are collateralized by a first priority security interest in the Company's specialized fueling truck fleet and related equipment, as well as the patents on its proprietary fuel management system. The Company also issued 2,000,000 five-year warrants to purchase shares of common stock at $1.00 per share. Philadelphia Brokerage Corporation acted as the Company's financial adviser for the transaction.

An added benefit of the financing was a $757,000 cash prepayment discount received from the Company's largest former equipment lender. The savings from this early repayment of debt will be reflected as income in the Company's first quarter ending September 30, 2003. The Company will also report a $1.8 million increase in shareholders' equity for the warrants issued.

Richard E. Gathright, Chairman and CEO of the Company, commented:

       "This refinancing has greatly enhanced the Company's operating and financial position going forward. Our balance sheet has been significantly strengthened. The $2.9 million in new cash availability and the $2.8 of additional cash flow during the two-year moratorium on principal payments contribute to a substantial increase in our liquidity and the Company's ability to take advantage of immediate and future business opportunities. The Company's competitive


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       position is improved since this transaction more effectively aligns our operating assets and liabilities, better matching the utilization of the Company's truck fleet with the related equipment debt."

Gathright concluded:

       "The additional working capital will support the expansion of our business in existing markets and its entry into new markets, including the Carolinas, where the Company has recently established operations with a solid customer base. The Company is realizing strong growth in delivered volumes and margins from customers new to mobile fueling and from those formerly serviced by its largest competitor which discontinued operations in July 2003. This growth and our continuing emphasis on operating efficiencies, tight cost controls and a streamlined management structure are all expected to contribute to improvements in the Company's overall performance."

ABOUT STREICHER MOBILE FUELING, INC.
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SMF provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. SMF's specialized truck fleet delivers fuel to customers' locations, refueling vehicles and equipment and/or resupplying storage facilities at competitive service fees and fuel prices. The proprietary SMF electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and providing customers with customized fleet fuel data for management analysis and tax reporting. SMF conducts operations in six states.

FORWARD LOOKING STATEMENTS
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This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future financial performance of the Company after this financing are "forward looking statements" which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Certain Factors Affecting Future Operating Results" section of the Company's Form 10-K for the year ended June 30, 2002.


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